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                                                                    Exhibit 77C

Columbia Funds Series Trust I - Annual N-SAR report for the period ending 05/31/2013

Columbia Dividend Income Fund
Columbia High Yield Municipal Fund
Columbia High Yield Opportunity Fund
Columbia Risk Allocation Fund
(each a "Fund", collectively the "Funds")

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Item 77C - Matters submitted to a vote of security holders:

Columbia High Yield Opportunity Fund

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Columbia High Yield Opportunity Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia High Yield Bond Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

      Votes For        Votes Against       Abstentions     Broker Non-Votes
  -----------------  -----------------  -----------------  -----------------
     48,523,378           707,372           1,168,822              0